                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 -------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                            (Amendment No. ____)(1)


                             Symphonix Devices, Inc.
                                (Name of Issuer)


                     Common Stock, par value $.001 per share
                         (Title of Class of Securities)


                                     871951
                                 (CUSIP Number)


                                December 31, 1998
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ ]  Rule 13d-1(b)
        [ ]  Rule 13d-1(c)
        [X]  Rule 13d-1(d)


(1)The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                       13G
---------------------------------                -------------------------------
CUSIP No. 871951                                 Page 2 of 20 pages.
---------------------------------                -------------------------------




--------------------------------------------------------------------------------
1.     Name of Reporting Person
       I.R.S. Identification No. of Above Persons (Entities Only)

       MAYFIELD VII, A CALIFORNIA LIMITED PARTNERSHIP
       94-3167809
--------------------------------------------------------------------------------
2.     Check the Appropriate Box if a Member of a Group         (a) [ ]
                                                                (b) [X]

--------------------------------------------------------------------------------
3.     SEC Use Only

--------------------------------------------------------------------------------
4.     Citizenship or Place of Organization

       CALIFORNIA
--------------------------------------------------------------------------------

                     5.   Sole Voting Power
  Number of
   Shares                         -0-
Beneficially        ------------------------------------------------------------
  Owned By
    Each             6.   Shared Voting Power
 Reporting
  Person                          1,567,446
   With             ------------------------------------------------------------

                     7.   Sole Dispositive Power

                                  -0-
                    ------------------------------------------------------------

                    8.    Shared Dispositive Power

                                  1,567,446
--------------------------------------------------------------------------------
9.      Aggregate Amount Beneficially Owned by Each Reporting Person

                1,567,446

------------------------------------------------------------------------------ -
10.     Check Box if the Aggregate Amount in Row (9)
        Excludes Certain Shares                                     [ ]

--------------------------------------------------------------------------------
11.     Percent of Class Represented by Amount in Row (9)

                12.9%

--------------------------------------------------------------------------------
12.     Type of Reporting Person

                PN

--------------------------------------------------------------------------------

                                       13G
---------------------------------                -------------------------------
CUSIP No. 871951                                 Page 3 of 20 pages.
---------------------------------                -------------------------------


--------------------------------------------------------------------------------
1.     Name of Reporting Person
       I.R.S. Identification No. of Above Persons (Entities Only)

       MAYFIELD VII MANAGEMENT PARTNERS, A CALIFORNIA LIMITED PARTNERSHIP 94-3167811
--------------------------------------------------------------------------------
2.     Check the Appropriate Box if a Member of a Group         (a) [ ]
                                                                (b) [X]

--------------------------------------------------------------------------------
3.     SEC Use Only

--------------------------------------------------------------------------------
4.     Citizenship or Place of Organization

       CALIFORNIA
--------------------------------------------------------------------------------

                     5.   Sole Voting Power
  Number of
   Shares                         32,704
Beneficially        ------------------------------------------------------------
  Owned By
    Each             6.   Shared Voting Power
 Reporting
  Person                          1,567,446
   With             ------------------------------------------------------------

                     7.   Sole Dispositive Power

                                  32,704
                    ------------------------------------------------------------

                    8.    Shared Dispositive Power

                                  1,567,446
--------------------------------------------------------------------------------
9.      Aggregate Amount Beneficially Owned by Each Reporting Person

                1,600,150

--------------------------------------------------------------------------------
10.     Check Box if the Aggregate Amount in Row (9)
        Excludes Certain Shares                                     [ ]

--------------------------------------------------------------------------------
11.     Percent of Class Represented by Amount in Row (9)

                13.1%

--------------------------------------------------------------------------------
12.     Type of Reporting Person

                PN

--------------------------------------------------------------------------------

                                       13G
---------------------------------                -------------------------------
CUSIP No. 871951                                 Page 4 of 20 pages.
---------------------------------                -------------------------------




--------------------------------------------------------------------------------
1.     Name of Reporting Person
       I.R.S. Identification No. of Above Persons (Entities Only)

       MAYFIELD ASSOCIATES FUND II, A CALIFORNIA LIMITED PARTNERSHIP
       94-3191510
--------------------------------------------------------------------------------
2.     Check the Appropriate Box if a Member of a Group         (a) [ ]
                                                                (b) [X]

--------------------------------------------------------------------------------
3.     SEC Use Only

--------------------------------------------------------------------------------
4.     Citizenship or Place of Organization

       CALIFORNIA
--------------------------------------------------------------------------------

                     5.   Sole Voting Power
  Number of
   Shares                         -0-
Beneficially        ------------------------------------------------------------
  Owned By
    Each             6.   Shared Voting Power
 Reporting
  Person                          82,499
   With             ------------------------------------------------------------

                     7.   Sole Dispositive Power

                                  -0-
                    ------------------------------------------------------------

                    8.    Shared Dispositive Power

                                  82,499
--------------------------------------------------------------------------------
9.      Aggregate Amount Beneficially Owned by Each Reporting Person

                82,499

------------------------------------------------------------------------------ -
10.     Check Box if the Aggregate Amount in Row (9)
        Excludes Certain Shares                                     [ ]

--------------------------------------------------------------------------------
11.     Percent of Class Represented by Amount in Row (9)

                0.7%

--------------------------------------------------------------------------------
12.     Type of Reporting Person

                PN

--------------------------------------------------------------------------------

                                       13G
---------------------------------                -------------------------------
CUSIP No. 871951                                 Page 5 of 20 pages.
---------------------------------                -------------------------------



--------------------------------------------------------------------------------
1.     Name of Reporting Person
       I.R.S. Identification No. of Above Persons (Entities Only)

       YOGEN K. DALAL
--------------------------------------------------------------------------------
2.     Check the Appropriate Box if a Member of a Group          (a) [ ]
                                                                 (b) [X]

--------------------------------------------------------------------------------
3.     SEC Use Only

--------------------------------------------------------------------------------
4.     Citizenship or Place of Organization

       U.S.
--------------------------------------------------------------------------------

                     5.   Sole Voting Power
  Number of
   Shares                         -0-
Beneficially        ------------------------------------------------------------
  Owned By
    Each             6.   Shared Voting Power
 Reporting
  Person                          1,682,649
   With             ------------------------------------------------------------

                     7.   Sole Dispositive Power

                                  -0-
                    ------------------------------------------------------------

                    8.    Shared Dispositive Power

                                  1,682,649
--------------------------------------------------------------------------------
9.      Aggregate Amount Beneficially Owned by Each Reporting Person

                1,682,649

--------------------------------------------------------------------------------
10.     Check Box if the Aggregate Amount in Row (9)
        Excludes Certain Shares                                     [ ]

--------------------------------------------------------------------------------
11.     Percent of Class Represented by Amount in Row (9)

                13.8%

--------------------------------------------------------------------------------
12.     Type of Reporting Person

                IN

--------------------------------------------------------------------------------

                                       13G
---------------------------------                -------------------------------
CUSIP No. 871951                                 Page 6 of 20 pages.
---------------------------------                -------------------------------



--------------------------------------------------------------------------------
1.     Name of Reporting Person
       I.R.S. Identification No. of Above Persons (Entities Only)

       F. GIBSON MYERS, JR.
--------------------------------------------------------------------------------
2.     Check the Appropriate Box if a Member of a Group         (a) [ ]
                                                                (b) [X]

--------------------------------------------------------------------------------
3.     SEC Use Only

--------------------------------------------------------------------------------
4.     Citizenship or Place of Organization

       U.S.
--------------------------------------------------------------------------------

                     5.   Sole Voting Power
  Number of
   Shares                         -0-
Beneficially        ------------------------------------------------------------
  Owned By
    Each             6.   Shared Voting Power
 Reporting
  Person                          1,682,649
   With             ------------------------------------------------------------

                     7.   Sole Dispositive Power

                                  -0-
                    ------------------------------------------------------------

                    8.    Shared Dispositive Power

                                  1,682,649
--------------------------------------------------------------------------------
9.      Aggregate Amount Beneficially Owned by Each Reporting Person

                1,682,649

--------------------------------------------------------------------------------
10.     Check Box if the Aggregate Amount in Row (9)
        Excludes Certain Shares                                     [ ]

--------------------------------------------------------------------------------
11.     Percent of Class Represented by Amount in Row (9)

                13.8%

--------------------------------------------------------------------------------
12.     Type of Reporting Person

                IN

--------------------------------------------------------------------------------

                                       13G
---------------------------------                -------------------------------
CUSIP No. 871951                                 Page 7 of 20 pages.
---------------------------------                -------------------------------


--------------------------------------------------------------------------------
1.     Name of Reporting Person
       I.R.S. Identification No. of Above Persons (Entities Only)

       KEVIN A. FONG
--------------------------------------------------------------------------------
2.     Check the Appropriate Box if a Member of a Group         (a) [ ]
                                                                (b) [X]

--------------------------------------------------------------------------------
3.     SEC Use Only

--------------------------------------------------------------------------------
4.     Citizenship or Place of Organization

       U.S.
--------------------------------------------------------------------------------

                     5.   Sole Voting Power
  Number of
   Shares                         -0-
Beneficially        ------------------------------------------------------------
  Owned By
    Each             6.   Shared Voting Power
 Reporting
  Person                          1,682,649
   With             ------------------------------------------------------------

                     7.   Sole Dispositive Power

                                  -0-
                    ------------------------------------------------------------

                    8.    Shared Dispositive Power

                                  1,682,649
--------------------------------------------------------------------------------
9.      Aggregate Amount Beneficially Owned by Each Reporting Person

                1,682,649

--------------------------------------------------------------------------------
10.     Check Box if the Aggregate Amount in Row (9)
        Excludes Certain Shares                                     [ ]

--------------------------------------------------------------------------------
11.     Percent of Class Represented by Amount in Row (9)

                13.8%

--------------------------------------------------------------------------------
12.     Type of Reporting Person

                IN

--------------------------------------------------------------------------------

                                       13G
---------------------------------                -------------------------------
CUSIP No. 871951                                 Page 8 of 20 pages.
---------------------------------                -------------------------------



--------------------------------------------------------------------------------
1.     Name of Reporting Person
       I.R.S. Identification No. of Above Persons (Entities Only)

       WILLIAM D. UNGER
--------------------------------------------------------------------------------
2.     Check the Appropriate Box if a Member of a Group         (a) [ ]
                                                                (b) [X]

--------------------------------------------------------------------------------
3.     SEC Use Only

--------------------------------------------------------------------------------
4.     Citizenship or Place of Organization

       U.S.
--------------------------------------------------------------------------------

                     5.   Sole Voting Power
  Number of
   Shares                         -0-
Beneficially        ------------------------------------------------------------
  Owned By
    Each             6.   Shared Voting Power
 Reporting
  Person                          1,682,649
   With             ------------------------------------------------------------

                     7.   Sole Dispositive Power

                                  -0-
                    ------------------------------------------------------------

                    8.    Shared Dispositive Power

                                  1,682,649
--------------------------------------------------------------------------------
9.      Aggregate Amount Beneficially Owned by Each Reporting Person

                1,682,649

--------------------------------------------------------------------------------
10.     Check Box if the Aggregate Amount in Row (9)
        Excludes Certain Shares                                     [ ]

--------------------------------------------------------------------------------
11.     Percent of Class Represented by Amount in Row (9)

                13.8%

--------------------------------------------------------------------------------
12.     Type of Reporting Person

                IN

--------------------------------------------------------------------------------

                                       13G
---------------------------------                -------------------------------
CUSIP No. 871951                                 Page 9 of 20 pages.
---------------------------------                -------------------------------


--------------------------------------------------------------------------------
1.     Name of Reporting Person
       I.R.S. Identification No. of Above Persons (Entities Only)

       WENDELL G. VAN AUKEN, III
--------------------------------------------------------------------------------
2.     Check the Appropriate Box if a Member of a Group         (a) [ ]
                                                                (b) [X]

--------------------------------------------------------------------------------
3.     SEC Use Only

--------------------------------------------------------------------------------
4.     Citizenship or Place of Organization

       U.S.
--------------------------------------------------------------------------------

                     5.   Sole Voting Power
  Number of
   Shares                         -0-
Beneficially        ------------------------------------------------------------
  Owned By
    Each             6.   Shared Voting Power
 Reporting
  Person                          1,682,649
   With             ------------------------------------------------------------

                     7.   Sole Dispositive Power

                                  -0-
                    ------------------------------------------------------------

                    8.    Shared Dispositive Power

                                  1,682,649
--------------------------------------------------------------------------------
9.      Aggregate Amount Beneficially Owned by Each Reporting Person

                1,682,649

--------------------------------------------------------------------------------
10.     Check Box if the Aggregate Amount in Row (9)
        Excludes Certain Shares                                     [ ]

--------------------------------------------------------------------------------
11.     Percent of Class Represented by Amount in Row (9)

                13.8%

--------------------------------------------------------------------------------
12.     Type of Reporting Person

                IN

--------------------------------------------------------------------------------

                                       13G
---------------------------------                -------------------------------
CUSIP No. 871951                                 Page 10 of 20 pages.
---------------------------------                -------------------------------




--------------------------------------------------------------------------------
1.     Name of Reporting Person
       I.R.S. Identification No. of Above Persons (Entities Only)

       MICHAEL J. LEVINTHAL
--------------------------------------------------------------------------------
2.     Check the Appropriate Box if a Member of a Group         (a) [ ]
                                                                (b) [X]

--------------------------------------------------------------------------------
3.     SEC Use Only

--------------------------------------------------------------------------------
4.     Citizenship or Place of Organization

       U.S.
--------------------------------------------------------------------------------

                     5.   Sole Voting Power
  Number of
   Shares                         -0-
Beneficially        ------------------------------------------------------------
  Owned By
    Each             6.   Shared Voting Power
 Reporting
  Person                          1,682,649
   With             ------------------------------------------------------------

                     7.   Sole Dispositive Power

                                  -0-
                    ------------------------------------------------------------

                    8.    Shared Dispositive Power

                                  1,682,649
--------------------------------------------------------------------------------
9.      Aggregate Amount Beneficially Owned by Each Reporting Person

                1,682,649

---------------------------------------------------------------------------- ---
10.     Check Box if the Aggregate Amount in Row (9)
        Excludes Certain Shares                                     [ ]

--------------------------------------------------------------------------------
11.     Percent of Class Represented by Amount in Row (9)

                13.8%

--------------------------------------------------------------------------------
12.     Type of Reporting Person

                IN

--------------------------------------------------------------------------------

                                       13G
---------------------------------                -------------------------------
CUSIP No. 871951                                 Page 11 of 20 pages.
---------------------------------                -------------------------------



--------------------------------------------------------------------------------
1.     Name of Reporting Person
       I.R.S. Identification No. of Above Persons (Entities Only)

       A. GRANT HEIDRICH, III
--------------------------------------------------------------------------------
2.     Check the Appropriate Box if a Member of a Group         (a) [ ]
                                                                (b) ]X]

--------------------------------------------------------------------------------
3.     SEC Use Only

--------------------------------------------------------------------------------
4.     Citizenship or Place of Organization

       U.S.
--------------------------------------------------------------------------------

                     5.   Sole Voting Power
  Number of
   Shares                         -0-
Beneficially        ------------------------------------------------------------
  Owned By
    Each             6.   Shared Voting Power
 Reporting
  Person                          1,682,649
   With             ------------------------------------------------------------

                     7.   Sole Dispositive Power

                                  -0-
                    ------------------------------------------------------------

                    8.    Shared Dispositive Power

                                  1,682,649
--------------------------------------------------------------------------------
9.      Aggregate Amount Beneficially Owned by Each Reporting Person

                1,682,649
-------------------------------------------------------------------------------
10.     Check Box if the Aggregate Amount in Row (9)
        Excludes Certain Shares                                     [ ]

--------------------------------------------------------------------------------
11.     Percent of Class Represented by Amount in Row (9)

                13.8%

--------------------------------------------------------------------------------
12.     Type of Reporting Person

                IN

--------------------------------------------------------------------------------

ITEM 1.

        (a)  NAME OF ISSUER:

             Symphonix Devices, Inc.

        (B)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

             2331 Zanker Road
             San Jose, CA 95131

ITEM 2.

        (a)  NAME OF PERSONS FILING:

             Mayfield VII, a California Limited Partnership
             Mayfield VII Management Partners, a California Limited Partnership Mayfield Associates Fund II, a California Limited Partnership Yogen K. Dalal
             Kevin A. Fong
             Wendell G. Van Auken, III
             A. Grant Heidrich, III
             F. Gibson Myers, Jr.
             William D. Unger
             Michael J. Levinthal

        (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE:

             c/o Mayfield Fund
             2800 Sand Hill Road
             Menlo Park, CA 94025

        (c)  CITIZENSHIP:

              The entities listed in Item 2(a) are California Limited Partnerships. The individuals listed in Item 2(a) are U.S. citizens.

        (d)  TITLE OF CLASS OF SECURITIES:

             Common Stock, par value $.001 per share.

        (e)  CUSIP NUMBER:

             871951


                              Page 12 of 20 pages.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

        Not applicable

ITEM 4. OWNERSHIP

        The information regarding ownership as set forth in Items 5-9 of Pages 2-11 hereto, is hereby incorporated by reference.

        For a summary of total ownership by all Reporting Persons, see Exhibit 2 hereto.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

        Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

          Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

        Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

        Not applicable.

ITEM 10. CERTIFICATION

        Not applicable.

                              Page 13 of 20 pages.

                                   SIGNATURES


               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 16, 1999
                                    MAYFIELD VII
                                    A California Limited Partnership

                                    By:     Mayfield VII Management Partners,
                                            a California Limited Partnership,
                                            Its General Partner

                                    By:  /s/ George A. Pavlov
                                         ---------------------------------------
                                         George A. Pavlov, Attorney in Fact for
                                         Michael Levinthal, General Partner

                                    MAYFIELD VII MANAGEMENT PARTNERS
                                    A California Limited Partnership

                                    By:  /s/ George A. Pavlov
                                         ---------------------------------------
                                         George A. Pavlov, Attorney in Fact for
                                         Michael Levinthal, General Partner

                                    MAYFIELD ASSOCIATES FUND II
                                    A California Limited Partnership

                                    By:  /s/ George A. Pavlov
                                         ---------------------------------------
                                         George A. Pavlov, Attorney in Fact for
                                         Michael Levinthal, General Partner

                                    YOGEN K. DALAL

                                    By:  /s/ George A. Pavlov
                                         ---------------------------------------
                                         George A. Pavlov, Attorney In Fact

                                    F. GIBSON MYERS, JR.

                                    By:  /s/ George A. Pavlov
                                         ---------------------------------------
                                         George A. Pavlov, Attorney In Fact



                              Page 14 of 20 Pages

                                    KEVIN A. FONG

                                    By:  /s/ George A. Pavlov
                                         ---------------------------------------
                                         George A. Pavlov, Attorney In Fact

                                    WILLIAM D. UNGER

                                    By:  /s/ George A. Pavlov
                                         ---------------------------------------
                                         George A. Pavlov, Attorney In Fact

                                    WENDELL G. VAN AUKEN

                                    By:  /s/ George A. Pavlov
                                         ---------------------------------------
                                         George A. Pavlov, Attorney In Fact

                                    MICHAEL J. LEVINTHAL

                                    By:  /s/ George A. Pavlov
                                         ---------------------------------------
                                         George A. Pavlov, Attorney In Fact


                                    A. GRANT HEIDRICH, III

                                    By:  /s/ George A. Pavlov
                                         ---------------------------------------
                                         George A. Pavlov, Attorney In Fact


                              Page 15 of 20 Pages

                                   EXHIBIT 1


         STATEMENT APPOINTING DESIGNATED FILER AND AUTHORIZED SIGNATORY


               Each of the undersigned entities and individuals (collectively, the "Reporting Persons") hereby designates the entity listed in Column II of EXHIBIT A hereto, or such other person or entity as is designated in writing by George A. Pavlov (any such entity is referred to as the "Designated Filer") as the beneficial owner to make filings of Schedules 13D and 13G (and any amendments thereto) pursuant to Section 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act") and of Forms 3, 4 and 5 (and any amendments thereto) pursuant to Section 16(a) of the Exchange Act (collectively, the "Reports") with respect to the securities of the entities listed in Column I of EXHIBIT A hereto and with respect to the securities of any other entity whose securities are now, or hereafter become, publicly traded and whose securities are beneficially owned (directly or indirectly) both by such Reporting Person and by such Designated Entity (collectively, the "Companies").

               Each Reporting Person hereby further authorizes and designates GEORGE A. PAVLOV (the "Authorized Signatory") to execute and file on behalf of such Reporting Person the Reports with respect to the securities of the Companies, including all Schedules 13D and 13G and Forms 3, 4 and 5, and any amendments thereto, that the Reporting Person may be required to file with the United States Securities and Exchange Commission as a result of the Reporting Person's ownership of, or transactions in securities of the Companies.

               The authority of the Designated Filer and the Authorized Signatory under this document with respect to each Reporting Person shall continue until such Reporting Person is no longer required to file Schedules 13D or 13G or Forms 3, 4 and 5 with respect to the Reporting Person's ownership of, or transactions in, the securities of the Companies, unless earlier revoked in writing. Each Reporting Person acknowledges that the Designated Filer and the Authorized Signatory are not assuming any of the Reporting Person's responsibilities to comply with Section 13(d) or Section 16 of the Exchange Act.

Date:  February 10, 1997          MAYFIELD VI INVESTMENT PARTNERS,
                                  a California Limited Partnership

                                  By:    Mayfield VI Management Partners,
                                         a California Limited Partnership,
                                         Its General Partner

                                  By:  /s/ George A. Pavlov
                                       -----------------------------------------
                                       George A. Pavlov, Authorized Signatory

                              Page 16 of 20 Pages

Date:  February 10, 1997        MAYFIELD VI MANAGEMENT PARTNERS
                                A California Limited Partnership

                                By:  /s/ George A. Pavlov
                                     ---------------------------------------
                                     George A. Pavlov, Authorized Signatory

Date:  February 10, 1997        MAYFIELD VII
                                A California Limited Partnership

                                By:    Mayfield VII Management Partners,
                                       a California Limited Partnership,
                                       Its General Partner

                                By:  /s/ George A. Pavlov
                                     ---------------------------------------
                                     George A. Pavlov, Authorized Signatory

Date:  February 10, 1997        MAYFIELD VII MANAGEMENT PARTNERS
                                A California Limited Partnership

                                By:  /s/ George A. Pavlov
                                     ---------------------------------------
                                     George A. Pavlov, Authorized Signatory

Date:  February 10, 1997        MAYFIELD VIII,
                                A California Limited Partnership

                                By:    Mayfield VIII Management, L.L.C.,
                                       Its General Partner

                                By:  /s/ George A. Pavlov
                                     ---------------------------------------
                                     George A. Pavlov, Authorized Signatory

Date:  February 10, 1997        MAYFIELD VIII MANAGEMENT, L.L.C.
                                A Delaware Limited Liability Company

                                By:  /s/ George A. Pavlov
                                     ---------------------------------------
                                     George A. Pavlov, Authorized Signatory

Date:  February 10, 1997        MAYFIELD ASSOCIATES FUND II
                                A California Limited Partnership

                                By:  /s/ George A. Pavlov
                                     ---------------------------------------
                                     George A. Pavlov, Authorized Signatory


                              Page 17 of 20 Pages

Date:  February 10, 1997        MAYFIELD MEDICAL PARTNERS (1992)
                                A California Partnership

                                By:    Mayfield VII,
                                       a California Limited Partnership,
                                       Its General Partner

                                By:    Mayfield VII Management Partners,
                                       a California Limited Partnership,
                                       Its General Partner

                                By:  /s/ George A. Pavlov
                                     ---------------------------------------
                                     George A. Pavlov, Authorized Signatory

Date:  February 10, 1997        MAYFIELD ASSOCIATES FUND
                                A California Limited Partnership

                                By:  /s/ George A. Pavlov
                                     ---------------------------------------
                                     George A. Pavlov, Authorized Signatory

Date:  February 10, 1997        MAYFIELD MEDICAL PARTNERS
                                A California Partnership

                                By:    Mayfield VI Investment Partners,
                                       a California Limited Partnership,
                                       Its General Partner

                                By:    Mayfield VI Management Partners,
                                       a California Limited Partnership,
                                       Its General Partner

                                By:  /s/ George A. Pavlov
                                     ---------------------------------------
                                     George A. Pavlov, Authorized Signatory

Date:  February 10, 1997             YOGEN K. DALAL

                                     By:  /s/ Yogen K. Dalal
                                          ----------------------------------
                                          Yogen K. Dalal

Date:  February 10, 1997             F. GIBSON MYERS, JR.

                                     By:  /s/  F. Gibson Myers, Jr.
                                          ----------------------------------
                                          F. Gibson Myers, Jr.



                              Page 18 of 20 Pages

Date:  February 10, 1997             KEVIN A. FONG

                                     By:  /s/  Kevin A. Fong
                                          ----------------------------------
                                          Kevin A. Fong

Date:  February 10, 1997             WILLIAM D. UNGER

                                     By:  /s/ William D. Unger
                                          ----------------------------------
                                          William D. Unger

Date:  February 10, 1997             WENDELL G. VAN AUKEN, III

                                     B:  /s/ Wendell G. Van Auken, III
                                         -----------------------------------
                                          Wendell G. Van Auken, III

Date:  February 10, 1997             MICHAEL J. LEVINTHAL

                                     By:  /s/ Michael J. Levinthal
                                          ----------------------------------
                                          Michael J. Levinthal


Date:  February 10, 1997             A. GRANT HEIDRICH, III

                                     By:  /s/ A. Grant Heidrich
                                          ----------------------------------
                                          A. Grant Heidrich, III

 Date:  February 10, 1997            WENDE S. HUTTON

                                     By:  /s/ Wende S. Hutton
                                          ----------------------------------
                                          Wende S. Hutton

 Date:  February 10, 1997            RUSSELL C. HIRSCH

                                     By:  /s/  Russell C. Hirsch
                                          ----------------------------------
                                          Russell C. Hirsch

                              Page 19 of 20 Pages




                                    EXHIBIT 2

                                                               PERCENT OF CLASS
  NAME OF REPORTING PERSON         NUMBER OF SHARES             BENEFICIALLY
                                                                   OWNED(1)
------------------------------    -------------------          ---------------
Mayfield VII,
a California Limited
Partnership                            1,567,446 (2)               12.9%


Mayfield VII Management
Partners, a California
Limited Partnership                    1,600,150 (2)               13.1%

Mayfield Associates Fund II,              82,499 (3)                0.7%
a California Limited
Partnership

Yogen K. Dalal                         1,682,649 (4)               13.8%

F. Gibson Myers                        1,682,649 (4)               13.8%

Kevin A. Fong                          1,682,649 (4)               13.8%

William D. Unger                       1,682,649 (4)               13.8%

Wendell G. Van Auken                   1,682,649 (4)               13.8%

Michael J. Levinthal                   1,682,649 (4)               13.8%

A. Grant Heidrich, III                 1,682,649 (4)               13.8%

Total                                  1,682,649                   13.8%

(1) The respective percentages set forth in this column were obtained by dividing the number of shares by the aggregate number of outstanding shares of Common Stock as of 10/31/98 as reported in the Issuer's Form 10Q filed on November 19, 1998.

(2) Represents 1,567,441 shares held of record by Mayfield VII, of which Mayfield VII Management Partners is the sole General Partner and 32,704 shares held directly by Mayfield VII Management Partners.

(3) Represents shares held of record by Mayfield Associates Fund II.

(4) The individual Reporting Persons listed are General Partners of Mayfield VII Management Partners, which is the General Partner of Mayfield VII. The individual Reporting Persons are also General Partners of Mayfield Associates Fund II. The individual Reporting Persons listed in column one may be deemed to have shared voting and dispositive power over the shares which are or may be deemed to be beneficially owned by Mayfield VII and Mayfield Associates Fund II but disclaim such beneficial ownership.


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